[BRADSHAW SMITH & CO. LETTERHEAD]

Securities and Exchange Commission
Washington, D.C. 20549



Gentlemen:

We were previously the accountants for OneCap and on August 21, 2002, we reported on the financial statements of OneCap as of and for the years ended June 30, 2002 and 2001. On August 20, 2003, OneCap notified us that they had dismissed us as accountants of OneCap. We have read OneCap's statements included under Item 4 of its Form 8-K for August 22, 2003, and we agree with such statements.



/s/ Bradshaw, Smith & Co., LLP

Las Vegas, Nevada
August 22, 2003